SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          MENLO ACQUISITION CORPORATION
             (Exact name of registrant as specified in its charter)

                  DELAWARE                              77-0332037

        (State or other jurisdiction                 (I.R.S. employer
     of incorporation or organization)            identification number)

                     100 Misty Lane, Parsippany, New Jersey
                      07054 (Address of principal executive
                               offices; zip code)
                            ------------------------

                             1999 Stock Option Plan
                            (Full title of the plan)

                                Frank Russomanno
                             Chief Financial Officer
                          Menlo Acquisition Corporation
                  100 Misty Lane, Parsippany, New Jersey 07054
                                 (973) 560-1400
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                            Peter H. Ehrenberg, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 (973) 597-2500
                            ------------------------


                         Calculation of Registration Fee
------------------- ------------ ---------------- ------------------ -----------
                                 Proposed Maximum     Proposed        Amount of
Title of Securities Amount to be Offering Price   Maximum Aggregate Registration
to be Registered     Registered  per Share (2)    Offering Price(2)     Fee
------------------- ------------ ---------------- ------------------ -----------
------------------- ------------ ---------------- ------------------ ===========
Common Stock,
$.0001 par value(1) 525,000           $1.22           $640,500           $178.06
                    shares (1)
------------------- ------------ ------------------- --------------- ===========
(1) Plus such additional shares of Common Stock as may be issuable from time to time pursuant to the anti-dilution provisions of the 1999 Stock Option Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the bid and asked prices of the Common Stock on September 11, 2000.

           PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

     The SEC allows us to "incorporate" into this Registration Statement information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this Registration Statement, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Registration Statement, and all future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares:

     (a) our Annual Report on Form 10-KSB for the year ended December 31, 1999;

     (b) our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000 and June 30, 2000; and

     (c) the description of our Common Stock set forth in the Registration Statement on Form 10 filed by the Company with the SEC pursuant to Section 12 of the Exchange Act and filed by the Company with the SEC on July 22, 1993, and as amended on September 14, 1993.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interests of Named Experts and Counsel

     Not Applicable.

Item 6.  Indemnification of Directors and Officers

     Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in good faith and in a manner he believed to be in (or not opposed to) the interests of the corporation, and, in the case of a criminal proceeding, he had no reason to believe his conduct was unlawful. Our certificate of incorporation provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of our corporation, or is or was serving at our request as a director, officer or trustee of (or in a similar capacity with) another entity, against certain liabilities, costs and expenses.

     Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the personal liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, as a director except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article VI of our Certificate of Incorporation contains the following provision regarding limitation of liability of our directors and officers:

                  "A. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize further elimination of or limitation on the liability of a director of a corporation, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

                  B. Any repeal or modification of this Article VI by (i) the stockholders of the Corporation or (ii) amendment to the General Corporation Law of the State of Delaware (unless such statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection, existing immediately prior to the effectiveness of such repeal or modification with respect to any acts or omissions occurring either before or after such repeal or modification, of a person serving as a director at the time of such repeal or modification."

Item 7.  Exemption From Registration Claimed

     Not applicable.

Item 8.  Exhibits

     The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.  Undertakings

         (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  EXHIBIT INDEX

         4.1 The Registrant's Second Amended and Restated Certificate of Incorporation is incorporated by reference to Exhibit 3.6 to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1999.

         4.2      The Registrant's By-Laws are incorporated by reference to
                  Exhibit 3.7 to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1999.

         5.1      Opinion of Lowenstein Sandler PC.

         23.1     Consent of J. H. Cohn LLP.

         23.2     Awareness Letter of J.H. Cohn LLP.

         23.3     Consent of Lowenstein Sandler PC is included in Exhibit 5.1.

         24.1     Power of Attorney.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Parsippany, State of New Jersey, on the 31st day of August, 2000.

                                            MENLO ACQUISITION CORPORATION


                                            By: /s/ Richard S. Greenberg
                                               ____________________________
                                            Richard S. Greenberg, Ph.D
                                            Chairman and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 31st day of August, 2000.

Signature                                          Title

/s/ Richard S. Greenberg*            Chairman of the Board
__________________________
Richard S. Greenberg, Ph.D

/s/ Lawrence B. Seidman*             President, General Counsel and Director
__________________________
Lawrence B. Seidman

/s/ George Greenberg*                Director
__________________________
George Greenberg

/s/ Frank Russomanno*                Chief Financial Officer
__________________________
Frank Russomanno                    (principal financial and accounting officer)


*By:  /s/ Frank Russomanno
      ____________________
 Frank Russomanno, Attorney-in-Fact